EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 14, 2007, with respect to the 2007 consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report of Integrated Silicon Solution, Inc. on Form 10-K for the year ended September 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Integrated Silicon Solution, Inc. on Forms S-3 (File Nos. 333-84402 and 333-42245) and on Forms S-8 (File Nos. 333-95282,, 333-3438, 333-26135, 333-44281, 333-50679, 333-76991, 333-33944, 333-56800, 333-84404, 333-101378, 333-115494, and 333-144006).

/s/ GRANT THORNTON LLP

San Jose, California

December 14, 2007